Exhibit 99.1

China Shenghuo Receives Notice from
NYSE Amex LLC Regarding Listing Standards

KUNMING, China, September 27, 2010 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex LLC: KUN) (“China Shenghuo” or the “Company”), today announced that on September 22, 2010, it received a deficiency letter from the NYSE Amex LLC (“AMEX”) stating that the Company was not in compliance with Section 1003(a)(i) of the AMEX’s continued listing standards as a result of the Company having stockholders’ equity of less than $2,000,000, and losses from continuing operations and net losses in two out of its three most recent fiscal years. The Company was given an opportunity to submit a plan of compliance (a “Plan”) to the AMEX by October 22, 2010 to demonstrate the Company’s ability to regain compliance with Section 1003(a)(i) by March 22, 2012.

Pursuant to the Deficiency Letter, if the AMEX determines that the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the continued listing standards by March 22, 2012, the AMEX will accept the Plan.  If the AMEX does not accept the Plan, or the Company does not make adequate progress and complete the actions outlined in the Plan by March 22, 2012, the AMEX will initiate delisting proceedings against the Company.

The Company’s unaudited net loss attributable to stockholders for the six months ended June 30, 2010, was narrowed to $28,837 as compared to an unaudited net loss attributable to stockholders of $6.7 million for the six months ended June 30, 2009.  The Company expects to be profitable for the nine months ending September 30, 2010 and for the full fiscal year ending December 31, 2010.  The Plan that the Company will present to the AMEX will show that the Company projects that within the 18-month plan period its stockholders’ equity will increase to the $2 million level as a result of its internally generated return to profitability.  Should the Company issue equity, whether in a private or public offering during that period, it would accelerate meeting this target.  However, there can be no assurance that the AMEX will find the Plan to be submitted to be acceptable or, even if accepted, that the Company will in fact generate sufficient net profit to achieve the requisite stockholders’ equity threshold.  Therefore, the Company can provide no assurances that it will regain compliance with the AMEX’s continued listing standards, and its failure to do so could result in the delisting of the Company’s common stock from the AMEX.  Until the Company achieves compliance with the AMEX’s requirements, the Company’s stock trading symbol will be appended with the “.BC” extension.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of the Board of Directors
Email: wangshujuan@chinashenghuo.net
Tel: +86-871-728-2698